UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2004

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 Sidney Street, Cambridge, MA 02139

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (617) 995-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a) Not applicable.

(b) and (c):

On October 25, 2004, ImmunoGen, Inc. announced the appointment of Christopher U. Missling, PhD, to the position of Chief Financial Officer, effective on October 25.  Dr. Missling, age 39, served as Senior Vice President of Strategic Analysis and Planning of Curis, Inc. from December 2003 to July 2004 and as Chief Financial Officer of Curis, Inc. from August 2002 to November 2003.  Dr. Missling served as Chief Financial Officer at Axaron Bioscience AG from November 2001 to July 2002.  From January 2000 to October 2001 Dr. Missling was the Head of Financial Planning Aventis Group at Aventis SA and in the same position at Hoechst AG from July 1997 to December 1999.  Dr. Missling has entered into no transactions with ImmunoGen of the kind that would require disclosure under Item 404(a) of Regulation S-K.  Dr. Missling's base salary will be at a rate of $240,000 per year.  Dr. Missling was awarded a grant of 100,000 stock options which will vest at a rate of 25 percent per year for four years beginning on the first anniversary of his effective date of employment with ImmunoGen.  The per share exercise price for these options will be the closing sale price of the Company's common stock on the effective date of employment, or $5.15.  Additionally, Dr. Missling will be eligible for an annual cash bonus of up to 30% of his annual salary.

Virginia A. Lavery, Vice President, Finance and Treasurer, will leave ImmunoGen effective October 22, 2004 to pursue other interests.  On that date, Ms. Lavery and the Company entered into a separation agreement.  The separation agreement provides Ms. Lavery severance pay in an amount equal to 6 months of her gross weekly base salary of $3,693.80, less all applicable federal, state, local and other employment-related deductions.

(d) Not applicable.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release of ImmunoGen, Inc. dated October 25, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: October 27, 2004	/s/ Mitchel Sayare

Mitchel Sayare
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release of ImmunoGen, Inc. dated October 25, 2004